Exhibit 99(a)

EXPERTS
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The consolidated  financial  statements of Allstate Life Insurance Company as of
December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 and the related financial statement schedules incorporated by reference in the prospectuses from Allstate Life Insurance Company's Annual Report on Form 10-K for the year ended December 31, 2003 and from the Statements of Additional Information (which are part of Registration Statement on Form N-4 (Allstate Advisor) and Registration Statement No. 333-102934 of Allstate
Financial Advisors Separate Account I) have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of the sub-accounts comprising Allstate Financial Advisors Separate Account I as of December 31, 2003 and for each of the periods in the two year period then ended incorporated in the prospectuses by reference from the Statements of Additional Information (which are part of Registration Statement on Form N-4 (Allstate Advisor) and Registration Statement No. 333-102934 of Allstate Financial Advisors Separate Account I) have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report incorporated in the prospectuses by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.